ASSIGNMENT AND BILL OF SALE


This Assignment and Bill of Sale (this "Assignment") is made by and among Fortune Natural Resources Corporation ("Grantor"), One Commerce Green, 515 West Greens Road, Suite 720, Houston, TX 77067, and National Energy Group, Inc., a Delaware Corporation ("Grantee"), with offices at 1400 One Energy Square, 4925 Greenville Avenue, Dallas, TX 75206.

                                   WITNESSETH:

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor grants, sells, conveys, assigns and transfers to Grantee, effective as of 7:00 A.M., Central Standard Time, at the location of the Properties, on April 1, 1998 (the "Effective Date"), the following:

     (a) All of Grantor's right, title and interest in and to those oil and gas leases, wells and other properties described in Exhibit "A", attached hereto;

     (b) Together with all other right, title and interest of grantor, of whatever kind or character, whether legal, equitable, vested or contingent, in and to the oil, gas and other minerals in and under or that may be produced from the lands covered by the leases described in Exhibit "A" (hereinafter the "Leases"), and all lands within the outline of the East Bayou Sorrel Prospect shown on Exhibit "B", (hereinafter, the "Subject Lands"), including without limitation, overriding royalties, production payments and net profits interests in such lands or such leases, and fee mineral interests, fee royalty interests and other interests in such oil, gas and other minerals.

     (c) Together with all of Grantor's right, titles and interests in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communization agreements, declarations and/or orders and in and to the properties covered and the units created thereby, including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations, relating to the properties described in subsections (a) and (b) above, insofar and only insofar as such the same pertain to the Leases and Subject Lands;

     (d) Together with all of Grantor's rights, titles and interests in and to all presently existing and valid production sales (and sales related) contracts, operating agreements, and other agreements and contracts which relate to any of the properties described in subsections (a),
          (b) and (c)  above or which  relate to the  exploration,  development, operation, or maintenance thereof or the treatment, storage, transportation or marketing of production therefrom attributable to the Leases and Subject Lands; and


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     (e)  Together with all of Grantor's rights,  titles and interests in and to all materials, supplies, machinery, equipment,  improvements and other
          personal  property  and  fixtures  (including,   but  not  by  way  of
          limitation,  all wells, wellhead equipment,  pumping units, flowlines,
          tanks,  buildings,   injection  wellhead  equipment,   pumping  units,
          flowlines, tanks buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment), and all easements, rights-of-way, surface leases and other surface rights, all permits and licenses, and all other appurtenances being used or held for use in connection with, or otherwise related to, the exploration, development, operation or maintenance of any of the properties described in subsections (a), (b), (c) and (d) above, or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto).

The Leases, Subject Lands, properties and interests specified in the foregoing subsections (a), (b), (c), (d), and (e) are herein sometimes collectively called the "Properties".

         TO HAVE AND TO HOLD the said Properties unto Grantee, its successors and assigns, forever.

     (i)  Grantor warrants and agrees to forever defend, title to the Properties
          against  those  claiming  by,  through  or  under  Grantor,   but  not
          otherwise.

     (ii) THIS ASSIGNMENT IS MADE AND ACCEPTED WITHOUT ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION AS TO THE MERCHANTABILILTY OF ANY OF THE WELLS OR EQUIPMENT OR THEIR FITNESS FOR ANY PURPOSE, AND EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, WITHOUT ANY OTHER EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION WHATSOEVER, GRANTEE ACCEPTS THE PROPERTIES IN THEIR ?AS IS, WHERE IS? CONDITION; PROVIDED THAT, SELLER TRANSFERS TO BUYER ALL SUBSTITUTION AND SUBROGATION RIGHTS AND ACTIONS OF WARRANTY THAT SELLER HAS OR MAY HAVE AGAINST PREDECESSORS IN TITLE OR ANY THIRD PARTY CLAIMING RIGHTS THERETO.

     (iii)This Assignment is made subject to the terms and provisions of the agreements described on Exhibit "A" hereto, and to the terms of the oil and gas Leases comprising a part of the Properties. Grantee shall comply with and does hereby assume all express and implied covenants, obligations and reservations contained in said agreements and Leases and does hereby hold Grantor harmless from and against all future obligations and liabilities arising from Grantee's ownership and/or operations under said agreements relating to the Properties.

The provisions of this instrument shall be binding upon and shall inure to the benefit of Grantor and Grantee and their respective successors and assigns.


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This  instrument  may be  executed  by  Grantor  and  Grantee  in any  number of counterparts, each of which shall be deemed an original, and all of which shall be identical, and all such counterparts together shall constitute but one and the same Instrument.


IN WITNESS WHEREOF, this Assignment and Bill of Sale is executed by Grantor and Grantee on this 31st day March, 1998, but effective for all purposes as of the Effective Date.


                                        GRANTOR:

WITNESSES:                              FORTUNE NATURAL RESOURCES CORPORATION



/s/ Dean Drulias                        /s/ Tyrone J. Fairbanks
------------------------------          ------------------------------
                                        By: Tyrone J. Fairbanks
                                        Title: President and
                                               Chief Executive Officer
/s/ Phil Devlin
------------------------------



                                        GRANTEE:

WITNESSES:
                                        NATIONAL ENERGY GROUP, INC.


/s/ Dean Drulias                        /s/ Miles D. Bender
------------------------------          ------------------------------
                                        By:  Miles D. Bender
                                        Title: President and
                                               Chief Executive Officer

/s/ Phil Devlin
------------------------------



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